EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/09/09	Investors: Donna Rodriguez, 630-623-5126
Media: Heidi Barker, 630-623-3791

McDONALD’S AUGUST GLOBAL COMPARABLE SALES RISE 2.2%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 2.2% in August and by segment performance was as follows:

•	U.S. up 1.7%
•	Europe up 3.5%
•	Asia/Pacific, Middle East and Africa declined 0.5%

    "Our commitment to providing customers with menu variety, value and convenience is delivering sustained global comparable sales growth despite the current economic environment.  Our System remains aligned behind providing great service to each of the 58 million customers who visit us daily," said Chief Executive Officer Jim Skinner.  "We will continue to drive the business forward and build market share by executing our customer-centric Plan to Win."
    U.S. comparable sales increased 1.7% for the month.  The new premium Angus Third Pounders and McCafé espresso-based coffees complemented the ongoing appeal of McDonald’s core menu and contributed to this increase.
    In Europe, the Company’s tiered menu approach, which includes locally relevant limited-time food offerings, and popular marketing tie-ins helped drive comparable sales up 3.5% on top of very strong prior year growth.  Leading this performance were the U.K., France and Russia.
    Comparable sales in Asia/Pacific, Middle East and Africa declined 0.5% in August, lapping a robust 2008 increase.  The segment’s performance was negatively impacted by China, Japan and several other markets, mostly offset by strong sustained momentum in Australia.
    Systemwide sales rose 1.1%, or 4.1% in constant currencies, for the month.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2009	2008	Reported	Currency
McDonald's Corporation	2.2	8.5	1.1	4.1
Major Segments:
U.S.	1.7	4.5	2.6	2.6
Europe	3.5	11.6	(3.0)	5.8
APMEA*	(0.5)	10.0	6.1	3.1

Year-To-Date August 31,
McDonald's Corporation	4.2	7.1	(0.9)	6.1
Major Segments:
U.S.	3.5	3.8	4.4	4.4
Europe	5.2	9.3	(8.9)	7.4
APMEA*	3.8	9.0	4.2	7.7
                              * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In August 2009, this calendar shift/trading day adjustment consisted of one less Friday and one more Monday compared with August 2008.  The resulting adjustment varied by area of the world, ranging from approximately -0.7% to -0.8%.  In addition, the timing of holidays can also impact comparable sales.

Upcoming Communication
    McDonald’s tentatively plans to release third quarter results before the market opens on October 22, 2009 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

    McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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